Exhibit 4.2

GAINSCO, INC.
2005 LONG-TERM INCENTIVE COMPENSATION PLAN

RESTRICTED STOCK INCENTIVE AGREEMENT

This Restricted Stock Agreement (the “Agreement”) is entered into as of «Grant Date» (the “Grant Date”) by and between GAINSCO, INC., a Texas corporation (the “Company”), and «Name», an Outside Director of GAINSCO, INC. (the “Grantee”), pursuant to the GAINSCO, INC. 2005 Long-Term Incentive Compensation Plan (terms defined in such Plan are used herein with the same meanings).  The Company and the Grantee agree as follows:

1.             Restricted Stock Award.  In order to foster and promote the long-term financial success of the Company and to increase shareholder value and pursuant to Section 2.1 of the Plan, the Committee hereby grants to Grantee             Shares of Restricted Stock, subject to the satisfaction of the time vesting and other conditions, restrictions and limitations set forth herein and in the Plan.  Grantee hereby acknowledges and accepts such grant, and agrees to the conditions, restrictions and limitations contained in this Agreement and the Plan.

2.             Restriction Period.  During the period (the “Restriction Period”) commencing as of the Grant Date and ending on                     , the Restricted Shares shall be subject to the restrictions described in Section 3 of this Agreement (the “Restrictions”).  The Shares subject to the Restrictions at any given time are called the “Restricted Shares.” The “service vesting period” for the Grantee as used in Section 5.7 of the Plan is                  .

3.             Restrictions.  The Restricted Shares shall be represented by one or more stock certificates registered in the name of the Grantee.  The Grantee shall have the right to receive Distributions on the Restricted Shares, to vote the Restricted Shares and to enjoy all other shareholder rights with respect thereto, except that (i) the Grantee shall not be entitled to possession of the stock certificate representing the Restricted Shares, (ii) the Committee shall retain custody of the stock certificate(s) representing the Restricted Shares, (iii) the Grantee may not, other than as permitted under Section 7(b), sell, assign, pledge, encumber, or otherwise dispose of the Restricted Shares, or any of them, or any interest therein or thereto, and (iv) the Restricted Shares are subject to potential forfeiture as provided in Section 4 of this Agreement.  The Restrictions with respect to the Restricted Shares shall lapse, if the Restricted Shares are not previously forfeited, immediately following the expiration of the Restriction Period.

4.             Forfeiture.  Any Restricted Shares (and all voting and other rights associated with such Restricted Shares) shall be forever forfeited (to the extent that the Restrictions with respect to such Restricted Shares have not previously lapsed) in the event (i) such Restricted Shares are transferred by operation of law to any Person other than the Company or in accordance with Section 7(b) for any reason (including without limitation the bankruptcy of the Grantee or seizure and sale by legal process), or (ii) the Grantee ceases to be a member of the Company’s Board prior to the end of the Restriction Period for any reason, except as provided in the Plan.  The Company shall not be obligated to pay the Grantee any amount for the forfeiture of any Restricted Shares.  The Grantee shall be entitled to retain all Shares to which the Restrictions have ceased to apply.

5.             Restrictions on Corresponding Securities and Assets.  Any other securities or assets (other than ordinary cash Distributions) that are received by the Grantee in respect of any of the Restricted Shares shall be subject to the Restrictions to the same extent and for so long as such Restricted Shares to which such securities or other assets are attributable remain subject to the Restrictions.

6.             Delivery of Certificates Upon Lapse of Restrictions.  Promptly following the lapse of the Restrictions as to any of the Shares, the Company will deliver the stock certificate or certificate representing such Shares with respect to which the Restrictions have lapsed to the Grantee or his legal representative

7.             Certain Restrictions on Transferability of Shares by the Grantee.  The following restrictions shall apply to all Restricted Shares:

(a)           Restriction on Transfers in Violation of the Securities Act.  Grantee will be acquiring the Restricted Shares for investment and with no intent to sell or otherwise dispose of them.  In no event shall Grantee sell, assign, pledge, encumber, or otherwise dispose of any of the Restricted Shares or any right or benefit under this Agreement, if such sale, assignment, pledge, encumbrance, or disposition might reasonably be expected to result in a violation of the Securities Act of 1933, as amended (the “Securities Act”), or applicable state securities laws (the Securities Act and applicable state securities laws collectively, the “Applicable Securities Laws”).  Unless the Committee agrees otherwise, Grantee shall be required to provide a legal opinion in form and substance and from counsel satisfactory to the Committee that such intended sale, assignment, pledge, encumbrance, or disposition is exempt from the registration requirements of the Applicable Securities Laws.  The Company shall be under no obligation to effect the registration of any Shares under any Applicable Securities Laws.

(b)           Permitted Transfers.  The Grantee may transfer all or any part of the Shares pursuant to a qualified domestic relations order (as defined under § 414(p) of the Internal Revenue Code of 1986, as amended (the “Code”)), provided that prior to any such transfer either the Grantee or the transferee delivers to the Committee a written instrument in accordance with Section 8 and an opinion of counsel reasonably satisfactory to the Committee in accordance with Section 7(a) to the effect that the transfer is exempt from the registration requirements of the Applicable Securities Laws.  In the event of a transfer under this Section 7(b), the transferee(s) shall be subject to all of the restrictions of the Plan and of this Agreement.

8.             Conditions to Transfers.  It shall be a condition to the transfer of any Restricted Shares by the Grantee to any Person that the recipient of such Restricted Shares shall become a signatory to this Agreement by executing an Addendum Agreement in the form and substance satisfactory to the Committee.

9.             Legends on Certificates.  The reverse side of each certificate reflecting ownership of the Restricted Shares subject to the Restrictions under Section 3 shall bear the following legends:

THE SALE, ASSIGNMENT, PLEDGE, ENCUMBRANCE OR OTHER DISPOSITION (EACH A “TRANSFER”) AND VOTING OF ANY OF THE SECURITIES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING FORFEITURE AND RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE GAINSCO, INC. 2005 LONG-TERM INCENTIVE COMPENSATION PLAN AND AN INCENTIVE AGREEMENT ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND GAINSCO, INC.  A COPY OF THE PLAN AND INCENTIVE AGREEMENT ARE ON FILE IN THE MAIN CORPORATE OFFICE OF GAINSCO, INC.

THE SHARES REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, AND THUS MAY NOT BE OFFERED FOR SALE, SOLD, TRANSFERRED OR OTHERWISE DISPOSED OF, UNLESS THEY ARE REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND AN OPINION TO SUCH EFFECT IN FORM AND SUBSTANCE AND FROM COUNSEL SATISFACTORY TO THE COMPENSATION COMMITTEE OF THE COMPANY HAS BEEN RECEIVED BY SUCH COMMITTEE.

10.          Taxes.  Grantee understands that Grantee shall be responsible for Grantee’s own tax liability that may arise as a result of the transaction contemplated by this Agreement.  Grantee understands that § 83 of the Code taxes as ordinary income the difference between the amount paid for the Shares and the fair market value of the Shares as of the date any of the restrictions on the Shares lapse.  Grantee understands that Grantee may elect to be taxed at the time the Shares are granted rather than when the restrictions lapse by filing an election under § 83(b) of the Code with the Internal Revenue Service within 30 days from the date of grant.  If Grantee does not choose to elect § 83(b) status, Grantee may ask the Committee to reduce the number of Restricted Shares issued pursuant to this Agreement to equal the estimated after-tax value of Restricted Shares when reduced.

11.          Incorporation of Plan; Conflicts.  Grantee acknowledges receipt of a copy of the Plan, together with the prospectus relating thereto and to the Shares.  Grantee further acknowledges notice of the terms, conditions, restrictions and limitations contained in the Plan and acknowledges the restrictions set forth in this Agreement.  This Agreement and the Restricted Shares shall be subject to the terms of the Plan, as it may be amended from time to time.  To the extent that any provision of this Agreement conflicts with the express terms of the Plan, it is hereby acknowledged and agreed that the terms of the Plan shall control and, if necessary, the applicable provisions of this Agreement shall be hereby deemed amended so as to carry out the purpose and intent of the Plan.

12.          Binding Effect.  This Agreement shall be binding upon and inure to the benefit of the Grantee and his heirs, executors and personal representatives, and the Company and its successors and assigns.

13.          Failure to Enforce Not a Waiver.  The failure of the Committee to enforce at any time any provision of this Agreement shall in no way be construed to be a waiver of such provision or of any other provision hereof.

14.          Notices.  Any notice required or permitted under this Agreement shall be in writing and shall be deemed to be delivered (i) upon physical delivery (if hand delivered); (ii) three business days after deposit in the United States mail (if mailed), postage prepaid, certified or registered mail, return receipt requested, addressed as set forth below or (iii) the day such notice is sent via facsimile as set forth below:

Company:	GAINSCO, INC.
3333 Lee Parkway, Suite 1200
Dallas, Texas 75219
Attention: Corporate Secretary
Fax: (972) 629-4301

Grantee:	Notices to Grantee shall be given at the most recent address of Grantee on the Company’s records.

Notice given in any other manner shall be effective when received.  The address for notice may be changed by notice given in accordance with this provision.  If notice is required to be delivered to any party to this Agreement, a copy of such notice shall be delivered to all other parties to this Agreement.

15.          Power of Attorney.  The Chairman of the Board of the Company, from time to time, is hereby appointed the attorney-in-fact, with full power of substitution of the Grantee for the sole purpose of carrying out the provisions of this Agreement and taking any action and executing any instrument which such attorney-in fact may deem necessary or advisable to accomplish the purposes hereof, which appointment as attorney-in fact is irrevocable and coupled with an interest.  The Chairman of the Board of the Company, as attorney-in-fact for the Company may, in the name of the Grantee, make and execute all conveyances, assignments and transfers of the Restricted Shares, and the Grantee hereby ratifies and confirms all that the Chairman of the Board of the Company, as said attorney-in-fact, shall do so by virtue hereof, provided that the foregoing shall be solely for the purpose of carrying out the provisions of this Agreement.  Nevertheless, the Grantee shall, if so requested by the Committee, execute and deliver to the Company all such instruments as may, in the reasonable judgment of the Committee, be advisable for the purposes hereof.

16.          Governing Law; Venue.  The validity, construction, and enforcement of this Agreement shall be governed by the laws of the State of Texas, without regard for any principles of conflict of laws.  Any dispute arising out of or relating to this Agreement may be brought in a court of competent jurisdiction located in Dallas, Texas, and both of the parties to this Agreement irrevocably submit to the exclusive jurisdiction of such courts in any such dispute, waives any objection it may now or hereafter have to venue or to convenience of forum, agrees that all claims in respect of the dispute shall be heard and determined only in any such court, and agrees not to bring any dispute arising out of or relating to this Agreement in any other court.  The parties agree that either or both of them may file a copy of this paragraph with any court as written evidence of the knowing, voluntary and bargained agreement among the parties irrevocably to waive any objections to venue or to convenience of forum.  Process in any dispute may be served on any party anywhere in the world.

17.          Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be an original but all of which together shall represent one and the same agreement.

IN WITNESS WHEREOF, the Company has executed this Agreement as of the day and year first above written.

GAINSCO, INC.

By:
Name:
Title:

The undersigned Grantee hereby accepts, and agrees to, all terms and provisions of the foregoing Agreement.  If you do not sign and return this Agreement, you will not be entitled to the Units.

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